Exhibit 99.1

Eden Energy Corp.

Corporate Acquisition:

Eden Energy Corp. (OTCBB: EDNE) is pleased to announce that it has entered into an assignment agreement with Fort Scott Energy Corp. , a private US company, whereby it has acquired the right to explore for oil and gas in a 250,000 acre prospect located in the western overthrust belt of the United States.

Under the terms of the agreement, Eden will acquire 100% of all leases on the prospect currently held by or pending registration into Fort Scott. In addition Eden will have the right to acquire additional leases on the prospect as they become available and to proceed with the drilling of the various drillable targets as they are identified. Under the terms of the agreement, Eden has committed to fund ongoing leasehold and applicable exploration expenses required to take the prospect to a drillable stage, currently estimated at $2.5MM — $3MM over the next 12- 18 months.

Due to the competitive nature of leasing in the prospect area, the company is not providing additional information on the prospect at this time. Leasing is expected to be substantially completed by year-end 2004.

Financings

To finance its commitments under the assignment agreement, the Company is proceeding with the placement of up to 6,000,000 shares at $0.50 USD per share, for total gross proceeds of $3,000,000.

Stock Options:

The Company has established a 2004 Stock Option Plan which authorizes the Company to allocate and issue stock options totaling 1.5 million common shares at $0.50 per share for up to five years from the date of grant.

Board of Directors

In addition to Mr. Donald Sharpe (President) and Mr. Drew Bonnell (CFO), who currently serve as Directors, the Company is pleased to announce that Mr. Michael Bodino and Mr. John Martin will join the board of Directors of the Company.

Michael Bodino has an MBA from Texas Christian University and a B.Sc in Economics from Louisiana State. Mr. Bodino is currently Senior Vice President and Senior Energy Analyst for Sterne, Agee & Leach, Inc. in New Orleans, LA. Previously he was Director of Energy Investment Banking at Hibernia Southcoast Capital. Mr. Bodino is a member of the Independent Producers Association of America (IPAA) and the National Association of Petroleum Investment Analysts (NAPIA).

John Martin is a graduate of IMD, one of the world’s top business schools located in Lausanne, Switzerland. He is a Corporate Finance Specialist and is currently the Managing Director of CMI, Credit Markets Investments Ltd. (Geneva). Previously Mr. Martin was the senior VP and head of Capital Markets for Bank of Tokyo Mitsubishi AG (Switzerland) one of the world’s largest banks. While there from 1990 to 2000, he was a member of the Investment Policy Committee for private banking and an ALM committee member for the bank’s capital. Prior to this Mr. Martin was VP, Capital Markets for the Royal Bank of Canada (Suisse) and Assistant Treasurer and Capital Markets Manager for Inspectorate Finance S.A. Geneva.

Corporate Communications:

The Company is pleased to announce that it has retained Mr. Neil Maedel as director of corporate and investor communications. Mr. Maedel has over 25 years experience in the resource industry assisting companies in their corporate and investor communication programs.

For Information: Eden Energy Corp. 1-866-693-1100

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “potential” and similar expressions. These statements reflect our current belief and are based upon currently available information. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. We undertake no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.